UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 7, 2009

 Stericycle, Inc.

  (Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 28161 North Keith Drive

 Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

 (847) 367-5910

(Registrant's telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]

Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[    ]

Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

[    ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On December 7, 2009, Stericycle Inc. (NASDAQ:SRCL), announced that it had completed its pending acquisition of MedServe, Inc., which is now a wholly-owned subsidiary of Stericycle’s. The transaction closed on Friday, December 4, following our receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) on Monday, November 30, 2009.

MedServe’s annual revenues, as adjusted for the required divestiture of certain large quantity generator MedServe assets in Kansas, Missouri, Nebraska and Oklahoma as a condition of HSR clearance, are approximately $36.0 million. As we have previously disclosed, we anticipate that the MedServe acquisition will be accretive to earnings over the 12 months following closing by approximately $0.02 per share prior to any acquisition transition and transaction expenses, with the accretion largely occurring in the second half of the 12 month period.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

The following exhibit is filed with this report:

99.1

Press release issued by Stericycle on December 7, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 7, 2009	Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer

 EXIBIT INDEX

Exhibit Number

Description

99.1

Press Release issued by Stericycle, Inc. dated December 7, 2009.